Exhibit 8.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

January 18, 2021

G Squared Ascend I Inc.

205 N. Michigan Avenue, Suite 3770

Chicago, IL 60601

Ladies and Gentlemen:

We are United States tax counsel to G Squared Ascend I Inc., a Cayman Islands exempted company (“SPAC”), in connection with the preparation of the registration statement on Form S-4 (as amended or supplemented as of January 18, 2022, and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-260990), under the Securities Act of 1933, as amended (the “Securities Act”) by Holdings (as defined below).

The Registration Statement is being filed in connection with the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of September 20, 2021 (the “BCA”), by and among SPAC, Horizon Merger Sub Inc., a Delaware corporation and wholly owned direct Subsidiary of SPAC, Transfix, Inc., a Delaware corporation (the “Company”), and Transfix Holdings, Inc., a Delaware corporation and wholly owned direct Subsidiary of the Company (“Holdings”). Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement. For purposes of this opinion, references to SPAC shall include Holdings for all times following the Domestication and Initial Merger.

You have requested our opinion concerning the discussions set forth in the sections entitled “Material U.S. Federal Income Tax Considerations—Effects of the Domestication on U.S. Holders,” “Material U.S. Federal Income Tax Considerations—Effects of the Initial Merger on U.S. Holders,” and “Material U.S. Federal Income Tax Considerations—Effects to U.S. Holders of Exercising Redemption Rights” in the Registration Statement as they relate to each of the Domestication, the Initial Merger and the exercise of redemption rights (the “Tax Disclosure”). In providing this opinion, we have assumed (without any independent investigation or review thereof) that:

a.            All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Business Combination;

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b.            All factual representations, warranties and statements made or agreed to by the parties to the BCA, the Sponsor Letter Agreement, the Subscription Agreements, and the other agreements referred to therein or otherwise relating to the Business Combination (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), and in the representation letters provided to us by SPAC and Holdings are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise;

c.            The description of the Business Combination (and other statements set forth) in the Registration Statement is accurate, the Business Combination will be consummated in accordance with such description and with the BCA and the other Agreements, without any waiver or breach of any material provision thereof, and the Business Combination will be effective under applicable corporate law as described in the BCA and the other Agreements; and

d.            The Documents represent the entire understanding of the parties with respect to the Business Combination, there are no other written or oral agreements regarding the Business Combination other than the Agreements and none of the material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Domestication and the Initial Merger, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the Tax Disclosure, and does not address (i) the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations, as further described in the Tax Disclosure or (ii) the status of any entity under the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there is no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

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Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the headings “The Business Combination – Material U.S. Federal Income Tax Considerations—Effects of the Domestication on U.S. Holders,” “The Business Combination – Material U.S. Federal Income Tax Considerations—Effects of the Initial Merger on U.S. Holders,” and “The Business Combination – Material U.S. Federal Income Tax Considerations—Effects to U.S. Holders of Exercising Redemption Rights” insofar as they address certain material U.S. federal income tax considerations for beneficial owners of SPAC securities in connection with the Domestication, the Initial Merger and the exercise of redemption rights and matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, qualifications and limitations stated herein and therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP